ShineWing Australia
Accountants and Advisors
Level 10, 530 Collins Street
Melbourne VIC 3000
T +61 3 8635 1800
F +61 3 8102 3400
shinewing.com.au

# INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM'S CONSENT

We consent to the inclusion in this Offering Circular of Kibush Capital Corporation and subsidiary on Form 1-A of our report dated February 8, 2019 with respect to our audits of the consolidated financial statements of Kibush Capital Corporation and subsidiary as of September 30, 2018 and 2017 and for the years then ended, which report appears in the Offering Circular. We also consent to the reference to our Firm under the heading "Experts" in such Offering Circular.

ShineWing Australia

ShineWing Australia
Chartered Accountants

Melbourne, Australia
May 24, 2019